Chuy’s Holdings, Inc. Announces Completion of $50 million ATM Offering and Pay-down of $25 million Revolving Credit Facility
AUSTIN, Texas, June 9, 2020 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) (the “Company”) today announced that it successfully completed its previously announced $50 million “at-the-market” (“ATM”) offering and paid down its $25 million revolving credit facility. The Company issued 3,041,256 shares of its common stock and received $50 million before deducting commissions and offering expenses payable by the Company. A portion of the proceeds were used to repay all of the Company's $25 million of outstanding debt under its revolving credit facility. The Company intends to use the remaining net proceeds from the ATM offering for general corporate purposes, including, but not limited to, further increasing its liquidity as a result of the COVID-19 pandemic.
This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any shares of the Company.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s use of proceeds and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, the actual number of restaurant openings and reopenings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment and closed restaurant costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com